EXHIBIT 11.1

Board of Diretors

Hologram USA Networks, Inc.,

We consent to the use, in this Offering Statement on Form 1-A of Hologram USA Network, Inc., of our report dated November 29, 2017 on our audits of the consolidated balance sheets of Hologram USA Networks Inc., as of December 31, 2016 and 2015, and the related statements of operations and comprehensive loss, changes in stockholders' deficit and cash flows for the year ended December 31, 2016 and 2015, and the reference to us under the caption "Financial Statements."

Very truly yours,

/s/ RBSM LLP

RBSM LLP

Larkspur, California

November 29, 2017